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                                                                   EXHIBIT 23.3

   INDEPENDENT AUDITORS' REPORT ON FINANCIAL STATEMENT SCHEDULE AND CONSENT

The Board of Directors
Wireless One, Inc.

  The audits referred to in our report dated March 22, 1996, included the related financial statement schedule for the period from February 3, 1993 (inception) through December 31, 1993 and the years ended December 31, 1994 and 1995, included in the registration statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

  We consent to the use of our reports included herein and to the references to our firm under the headings "Experts", "Summary Consolidated Financial and Operating Data" and "Selected Historical Financial Data" in the prospectus.

KPMG Peat Marwick LLP

New Orleans, Louisiana

August 6, 1996